Exhibit 10.2

2401 Pleasant Valley Road

York, PA 17402

(717) 849-8500

FAX (717) 854-4269

February 23, 2007

Mr. Michael L. Korniczky

321-B South 2nd Street

Philadelphia, PA 19106

Dear Michael:

We are pleased to confirm in writing our offer of employment with Graham Packaging Company as a Vice President & General Counsel, based in our Corporate Office located in York, PA. You will report to Mark Burgess, Chief Financial Officer. The effective date of your employment will be mutually agreed upon. We look forward to welcoming you as a new member of the Graham team!

Graham employees are essential to our success. That is one reason we have offered you a competitive Total Rewards package that includes base pay; incentive compensation; relocation assistance and comprehensive group benefits including health, life and income protection programs, vacation and holidays as well as retirement planning through a 401(k) with a non-elective company contribution in addition to a company matching contribution.

Base Pay

Your base salary, expressed on an annual basis, will be $190,000, payable weekly. You will have the opportunity for salary improvement during our annual performance review and development planning process conducted in 2008.

Incentive Compensation

Additionally, you will be eligible for participation in our 2008 corporate incentive compensation program, with a target equal to 45% of your annual base salary, payable on or about March 15, 2008, should any incentive compensation for that year be granted under the program. Normally, this bonus is prorated for an employee commencing employment after January 1; however it will not be prorated for you.

Our incentive compensation program is a discretionary program with payments contingent upon company performance as well as you remaining continuously employed by Graham up to and including the annual incentive compensation payout date.

Company Automobile

You will be provided a company automobile in accordance with Graham’s Executive Automobile Policy, which is enclosed.

Relocation

In an effort to assist you in your transition, you will be provided benefits under our Relocation Policy III. Please read the document carefully as it contains details pertaining to your move. Please note that the final page of the enclosed Relocation Policy must be signed and returned before any relocation benefits can be provided. After you have accepted our offer, and we have received the Repayment agreement, you will be contacted by Cartus to begin the relocation process.

Severance Protection

If your employment with Graham is terminated within 36 months of your date of hire for any reason other than cause or personal performance, you will receive a severance benefit equal to 12 months of base salary or until you begin full time employment at another company whichever is sooner. You will receive a pro-rata bonus for the year in which you are terminated, if a bonus is paid to other officers of the Company and at the time a bonus is paid to other officers. Also, you will be paid for any unused vacation.

Health and Life Insurances

Your contributory health insurance includes medical, dental, prescription drug and vision discount plans. Eligibility for your health insurance will be effective on the 31st day of employment. You will be provided life insurance equal to one times your base annual salary at no expense to you as well as offered contributory supplemental life insurance of up to four times your base salary. This will be effective the first of the month following completion of 90 days of employment. Prior to your eligibility date, information on these insurances will be provided to you by the Human Resources Department during your New Employee Orientation.

Income Protection

We provide up to 90 paid days of annual sick leave, some of which may be used for dependent care and may be included as part of the Family and Medical Leave Act. After you are disabled for 90 days, you may be eligible for long term disability insurance.

Vacation and Holidays

You will be eligible for 20 days of paid vacation in 2007. Additional days for future years of service will be determined by the Salaried Employees’ Vacation Policy. Also, you will annually receive 10 paid holidays.

Retirement Planning

You will be eligible to contribute to our 401(k) plan on the first of the month following completion of 90 days of employment. After one year of service, the company will automatically contribute, on your behalf, 3% of your eligible pay to the 401(k) plan. At the same time, the company will provide an additional match of $.50 on every dollar that you are contributing to the plan, up to the first 6% of compensation. Our 401(k) is administered by Fidelity and offers a variety of investment alternatives and tools to assist you in your retirement planning, and we highly encourage your participation.

All other employee benefits extended to Graham Packaging’s salaried employees will be extended to you. Please see the enclosed summary brochure entitled New Directions ... The Graham Companies Benefits Program for a more comprehensive listing of benefits.

I have enclosed the following documents for your review, signature, and return:

1.	Original Offer Letter

2.	Conflict of Interest and Disclosure Questionnaire

3.	Final Page of Relocation Policy (Repayment Agreement)

4.	Prospective Salaried Employee’s (Post-Offer) Consent for Pre-Employment Drug Testing & Authorization to Release Information (white-copy)

If the terms outlined in this letter are agreeable, please sign and return the above items in the enclosed envelope. Please keep the offer letter copy and the yellow copy of the Drug-Test Authorization for your records. Should you have any questions regarding this paperwork, please contact Betty Jones, Human Resources Executive Assistant, at (717) 849-8642.

This offer is contingent upon you passing the Company’s pre-employment drug screen. We utilize LabCorp to perform our drug screening procedure. Their website is www.LabCorp.com. Enclosed you will find a Patient Service Center closest to you. Please take the enclosed LabCorp Chain o/Custody Drug Screen Form with you/or your drug screening procedure.

We believe your skills and experience will be a valuable asset to our organization. We’re excited about welcoming you to the Graham team. If you have any questions or if I can be of any assistance, please do not hesitate to give me a call.

Yours truly,

/s/ George M. Lane
George M. Lane, SPHR
Senior Vice President
Global Human Resources

The above offer is hereby accepted, subject to the foregoing conditions.

/s/ Michael L. Korniczky
Name	Date

cc:	E. Blew